Exhibit 15.1

Telefon: +49 69 95941-0 Telefax: +49 69 95941-111 frankfurt@bdo.de www.bdo.de	Hanauer Landstraße 115 60314 Frankfurt am Main

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-262281, 333-276788, 333-284850) and Form S-8 (File No. 333-263153) of Ads-Tec Energy PLC (the Company) of our report dated May 15, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

May 15, 2026

Chairman of the Supervisory Board: Dr. Holger Otte • Executive Board: WP StB Andrea Bruckner and RA Parwäz Rafiqpoor (Chairpersons) • WP StB Roland Schulz • WP Dr. Jens Freiberg • RA StB Dr. Dirk Elbert

Registered Office: Hamburg (District Court of Hamburg HR B 1981)

Berlin • Bielefeld • Bonn • Bremen • Chemnitz • Cologne • Dortmund • Dresden • Dusseldorf • Erfurt • Essen • Flensburg • Frankfurt am Main • Freiburg • Hamburg • Hannover • Kassel • Kiel • Leer • Leipzig • Lubeck • Mainz • Munich • Münster• Nuremberg • Oldenburg • Rostock • Stuttgart

BDO AG Wirtschaftsprüfungsgesellschaft, a German company limited by shares, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

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